ALAMOSA PERSONAL COMMUNICATIONS SERVICE
NEWS RELEASE
[GRAPHIC OMITTED]


Contact:      Jon D. Drake
              Director of Investor Relations
              Alamosa Holdings, Inc.
              806-722-1455
              jdrake@alamosapcs.com


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                ALAMOSA ANNOUNCES FOURTH QUARTER CUSTOMER RESULTS

                     Provides Fixed Asset Guidance for 2004

    Highlights

     - Net subscriber additions totaled approximately 34,000

     - Total subscribers of approximately 727,000 increased 4.9 percent sequentially quarter over quarter and 16.9 percent year over year

     - Wireless portability has immaterial impact on fourth quarter subscriber results

     - Customer churn was approximately 2.5 percent for the fourth quarter and
       2.7 percent for the full year of 2003

     - Fixed asset additions in 2004 will be in the range of $50 to $65 million

LUBBOCK, Texas, Jan. 6 -- Alamosa Holdings, Inc. (OTC Bulletin Board: ALMO) today announced fourth quarter 2003 customer results for net subscriber additions, customer churn and total subscribers. The Company also provided 2004 guidance for fixed asset additions in the range of $50 to $65 million.

Net subscriber additions totaled approximately 34,000 for the fourth quarter of 2003 compared to approximately 16,000 in the third quarter of 2003 and 31,000 in the fourth quarter of 2002. Subscriber results were positively impacted by a reduction in customer churn and seasonal holiday demand for wireless services. Additionally, wireless local number portability (WLNP), which went into effect on November 24, 2003 in markets accounting for approximately 18% of the Company's subscriber base, had no material impact during the quarter. WLNP will be implemented in the remaining customer base by May 24, 2004.

Total subscribers of approximately 727,000 at December 31, 2003 increased 4.9 percent sequentially from the previous quarter-end and 16.9 percent from the same date one year ago. The customer churn rate was approximately 2.5 percent for the fourth quarter of 2003, down sequentially from approximately 2.9 percent in the third quarter of 2003 and approximately 3.4 percent in the fourth quarter of 2002. For the full year of 2003, the customer churn rate was approximately 2.7 percent, an improvement from approximately 3.4 percent for the full year of 2002. Finally, the Company also provided 2004 guidance for fixed asset additions in the range of $50 to $65 million, primarily for continued network expansion, maintenance and capacity as needed.

"Our customer results in the fourth quarter have provided us with a solid foundation and positive momentum as we begin 2004," stated David E. Sharbutt, Chairman & Chief Executive Officer of Alamosa Holdings, Inc. "2003 was a strategic year for Alamosa as we successfully addressed our capital structure and continued to grow our subscriber base while maintaining a high quality wireless network. We believe the year of 2004 will provide us with many opportunities to continue executing our business plan and building value for all of Alamosa's stakeholders."

ABOUT ALAMOSA

Alamosa Holdings, Inc. is the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON; PCS), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under Sprint's PCS division throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of 15.8 million residents.

ABOUT SPRINT

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 68,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.

FORWARD LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2002 and in subsequent filings with the Securities and Exchange Commission. Investors and analysts should not place undue reliance on forward-looking statements.

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